Exhibit 99.2

DigitalThink Names Retail Veteran Roger Goddu to Board of Directors
Goddu brings 25 years of management experience with major national retailers to custom e-learning leader DigitalThink

FOR IMMEDIATE RELEASE
OCTOBER 7, 2002

SAN FRANCISCO, October 7, 2002--DigitalThink, Inc. (Nasdaq: DTHK), the leader in custom e-learning for Fortune 1000 companies, today announced the addition of retail veteran Roger Goddu to its board of directors. Goddu has a unique background in multiple retail formats including department, discount, specialty, and mass merchandising. Over the past 25 years, Goddu has served as a senior executive for major national retail chains including Montgomery Ward, Toys "R" Us and Target Stores.

Goddu brings valuable retail industry insight to DigitalThink, which is focused on custom e-learning for a variety of industries including retail.

"In its work with  Circuit  City and other  major  retailers,  DigitalThink  has demonstrated its ability to improve store performance through employee productivity while reducing overall costs through e-learning," said Goddu. "In my own experiences leading retail companies, I have seen first-hand the impact that a well trained customer-facing staff has on same store sales, customer satisfaction, employee productivity, employee retention, and other critical metrics. I look forward to leveraging my experience to contribute to the continued success of both the team at DigitalThink and the retail customers they serve."

Most recently, Goddu was chairman and chief executive officer of Montgomery Ward. Goddu also spent eight years at Toys "R" Us, first as executive vice president and general merchandise manager and finally as president of U.S. merchandising. Prior to his tenure at Toys "R" Us, Goddu served as senior vice president and general merchandise manager for the final five of his nine years at Target Stores. Goddu also occupied various management positions in his ten years at Federated Department Stores.

"Roger's retail experience is an invaluable addition to DigitalThink's board," said Michael Pope, president and CEO of DigitalThink. "The perspective he has gained in 25 years as a retail executive will help guide the ongoing development of DigitalThink's e-learning products and services."

About DigitalThink: DigitalThink is the leader in custom e-learning for Fortune 1000 companies. DigitalThink provides the right combination of courseware development, do-it-yourself capabilities, learning delivery, and industry-specific expertise. DigitalThink's customers include BearingPoint (formerly KPMG Consulting), Charles Schwab & Co., Circuit City, EDS, Kinko's, Mazda, Red Hat and Seagate. When learning matters, the proven choice is DigitalThink.

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CONTACTS:
Michelle Doss
Edelman PR
+1-214-443-7563

Monisha Khanna
Edelman PR
+1-650-429-2765